Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Lazydays Holdings, Inc. on Amendment No. 2 to Form S-1 (File No. 333-224063) of our report dated March 21, 2018, with respect to our audits of the consolidated financial statements of Lazy Days’ R.V. Center, Inc. and Subsidiaries as of December 31, 2017 and 2016 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp
Marcum llp
Melville, NY
May 21 , 2018